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                                                                      Exhibit 99



                                                        October 6, 2003

CONTACT:  William S. Aichele
          UNIVEST CORPORATION OF PENNSYLVANIA
          President and Chief Executive Officer
          215-721-2457

FOR IMMEDIATE RELEASE

                    UNIVEST CORPORATION ANNOUNCES COMPLETION
                    OF ACQUISITION OF SUBURBAN COMMUNITY BANK

Souderton, PA - Univest Corporation of Pennsylvania, parent company of Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., today announced the completion of the merger of Suburban Community Bank which has merged with and into Univest National Bank and Trust Co.

         In this transaction, Univest acquired all of the outstanding shares of Suburban Community Bank common stock and warrants and options to acquire shares of Suburban Community Bank common stock for total consideration of $24.1 million. As a result of this acquisition, Univest will operate 36 branches in Bucks and Montgomery Counties.

         "The completion of this acquisition further enhances Univest's franchise," said William S. Aichele, Univest's President and Chief Executive Officer. "This acquisition adds to our increasingly strong base of operations in Bucks County."

         "Suburban Community was created in 1996 to meet the financial needs of consumers and business owners and to set new standards for community banking," said H. Paul Lewis, President and Chief Executive Officer of Suburban Community Bank. "Our mission will be realized more fully through the expanded capabilities of Univest."

         Univest Corporation and its subsidiaries, Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., provide community support, leadership, and strong performance in the financial services industry to over 25 Bucks and Montgomery County communities.



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         Statements made herein could be considered forward-looking statements.
Actual results could differ materially due to unknown risks and uncertainties. Univest Corporation would ask readers not to place undue reliance on these statements. Univest Corporation is not responsible to publicly release any of these statements.

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